April 8, 1997

Dear Mr. Foley:

The Board of Directors appointed you Chief Executive Officer and President of Ameriwood Industries International (the Company) effective January 17, 1997. You accepted this appointment and agreed to render services to the Company, at the pleasure of the Board of Directors, until terminated by either the Company or you. As Chief Executive Officer and President, you are employed in a managerial capacity to manage and operate the Company's business. You shall conscientiously perform these duties and reasonably devote all of your compensated time to conduct the Company's business.

At the date of this letter, and as approved by the Board in the February 13, 1997 minutes, your base annual salary compensation is $220,000 which may be adjusted from time to time by the Board of Directors. Your Company benefits for medical, dental, life, disability, 401-K, and ESOP will be in accordance with normal company policy and applicable plans. Your "Management Retention Agreement", "Indemnity" and "SERP" agreements remain unchanged, subject to mutual approved modification by you and the Board of Directors. You continue to be eligible for participation in the executive management incentive program with amounts and guidelines as also approved by the Board of Directors on February 13, 1997. Other benefits including a leased car, tax preparation fees, club membership and vacation, will be in accordance with normal Company policy (except for the "rollover" vacation approved by the Board in your interim Chief Executive letter agreement dated February 19, 1996).

Your employment may be terminated, without any further obligation by Ameriwood to compensate you as an employee, in the event you are convicted of any criminal offense arising out of your employment status with the Company or in the event of active malfeasance or in the event of your unreasonable failure or refusal to carry out your duties. In the event you are terminated under any other circumstances, you shall receive a lump sum, within fifteen (15) days of the effective date of termination, equal to your annual salary at the date of termination, but not less than $220,000; continuance of basic group benefits (including medical, dental, life and disability and 401-K and ESOP) in accordance with the applicable plans, for one year from date of termination; and $10,000 for outplacement assistance. Any options you have outstanding are governed under exisiting option plan guidelines for the Company. Your Stock Appreciation Rights (SAR's), which the Company granted to you on March 12, 1996, are exercisable beginning concurrent with your appointment on January 17, 1997 and until as specified in your SAR agreement.

You also agree that in any event you resign from employment with Ameriwood for any reason, you will provide Ameriwood with no less than one month notice of resignation.

Very Truly Yours,

/s/Neil L. Diver
----------------
Neil L. Diver
Chairman of the Board
Ameriwood Industries International Corporation


Agreed to by:
/s/ Charles R. Foley
--------------------
Charles R. Foley
President and Chief Executive Officer